EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136426 on Form S-3 of Placer Sierra Bancshares and Registration Statement No. 333-118310 on Form S-8 of Placer Sierra Bancshares of our reports, dated February 20, 2007, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of Placer Sierra Bancshares for the year ended December 31, 2006.

/s/ Perry-Smith LLP

Sacramento, California

March 2, 2007